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                                                                    Exhibit 10.1





















                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                          SOUTHSTAR ENERGY SERVICES LLC

                     (A Delaware Limited Liability Company)

                                (Member Managed)

























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                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                          SOUTHSTAR ENERGY SERVICES LLC


         This Amended and Restated Limited Liability Company Agreement of SouthStar Energy Services LLC, a limited liability company organized pursuant to the Delaware Limited Liability Company Act, is effective as of the 1st day of January, 2004, by and between Georgia Natural Gas Company ("GNGC") and Piedmont Energy Company ("Piedmont") (referred to jointly herein as "Current Members,").


                                   WITNESSETH

         WHEREAS, the Current Members had previously entered into a limited liability company agreement relating to the formation and operation of the Company, which agreement and related Operating Policy and all schedules, exhibits and amendments thereto, the Current Members intend to be superceded by and terminated pursuant to the terms hereof;

         WHEREAS, GNGC and Piedmont desire to maintain the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act, for the purpose of selling on a non-regulated basis natural gas to target retail customers, providing non-regulated products and services related to such sales, and engaging in all other activities permitted by law and agreed to by the Members pursuant to the terms of this Company Agreement;

         NOW THEREFORE, in consideration of the mutual agreements, promises and undertakings hereinafter set forth, the Members agree as follows:


                                    ARTICLE I
                                   Definitions

         The following terms, as used herein, shall have the following meanings:

Act means the Delaware Limited Liability Company Act and all amendments to the Act, as in effect from time to time.

Additional Member means a Person other than a Current Member who has acquired a Company Interest from the Company or from another Member in accordance with
Article XII of this Company Agreement pursuant to an Admission Agreement.


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Admission Agreement means the Agreement between an Additional Member and the
Company described in Section 9.1(b) substantially in the form set forth as Exhibit E.

Affiliate means, with respect to any Person, (a) each entity that such Person
Controls: (b) each Person that Controls such Person, including, in the case of a Member, such Person's parent, and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member's parent.

AGLR means AGL Resources Inc.

Allocable Share means, as to any Member, the percentage by which such Member shall share in the distribution of any Company Income, which percentage may change in proportion to which a change in the Member's Capital Account may bear to the concurrent change in the Capital Account of the other Member(s). As of the date hereof, each Member's Allocable Share is listed on Exhibit D.

Bankruptcy means, with respect to a Person: (i) the commencement against such Person of proceedings for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition, or extension of debts, provided such proceeding shall not have been dismissed, nullified, stayed, or otherwise rendered ineffective (but only so long as such ineffectiveness shall continue in force) within ninety (90) days after the commencement of such proceedings; (ii) the commencement by such Person of proceedings for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition, or extension of debts; (iii) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, or trustee or assignee in bankruptcy or insolvency of such Person or of a substantial part of such Person's property, or for the winding up or liquidation of its affairs, which decree or order remains in force undischarged and unstayed for a period of ninety (90) days; or (iv) a general assignment by such Person for the benefit of creditors or the admission by such Person in writing of its inability to pay its debts generally as they become due.

Business Plan means the plan by which the Members agree to conduct the business of the Company, which plan may be adopted and amended by the Members from time to time pursuant to Section 8.1(2).

Capital Account means the account maintained for a Member determined in accordance with Section 9.4.


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Capital Contribution means the value of Property contributed, from time to time, to the Company by any one Member, or provided that such value, in the case of Property other than cash, shall be the fair market value of such Property as reasonably determined by the Member contributing such Property and the Executive Committee or by the Dispute Resolution Procedures provided in Article 16 hereof.

Certificate of Formation shall mean the certificate of formation of the Company as filed with the Delaware Secretary of State's Office.

Change in Control means: (a) with respect to Piedmont, the acquisition by any single Person or group of Affiliates, of Control of PNG; or (b) with respect to GNGC, the acquisition by any single Person or group of Affiliates, of Control of AGLR.

Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto; any reference to a section of the Code or the Regulations shall mean such section or any successor thereto as in effect at the time or times in question.

Company means SouthStar Energy Services LLC, a limited liability company formed under the laws of Delaware.

Company Agreement means this Amended and Restated Limited Liability Company Agreement of SouthStar Energy Services LLC, including all amendments adopted in accordance with this Company Agreement and the Act, and together with all Exhibits and Schedules hereto.

Company Income means profit and loss of the Company for any Fiscal Year as determined in accordance with generally accepted accounting principles consistently applied.

Company Interest means as to any Member, the percentage by which such Member shall share in distributions of the Company's assets upon any liquidation of the Company's Property, which percentage may change in proportion to the amount by which such Member's Capital Account then bears to the total of the Capital Accounts of all Members. The Company Interests of each of the Members as of the date hereof is set forth on Exhibit D.

Company Property means all Property owned of record or beneficially by the Company.


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Control means the possession, directly or indirectly, through one or more intermediaries, of (i) in the case of a corporation, more than fifty percent (50%) of the outstanding voting securities of the corporation; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than fifty percent (50%) of the distributions from such entity (including liquidating distributions); and (iii) in the case of any other entity, more than fifty percent (50%) of the economic or beneficial interest in such entity.

Current Members has the meaning set forth in the preamble.

Delinquent Member shall have the meaning set forth in Section 9.3

Disposition (Dispose) means any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

Dissolution Event shall have the meaning set forth in Section 13.1.

Executive Committee shall have the meaning set forth in Section 8.1.

Executive Committee Representative or Representative means the representative appointed by a Member to serve on the Executive Committee.

Fiscal Year shall have the meaning set forth in Section 4.4.

Liquidating Trustee means the Member or such other Person as all Members agree (or, in the absence of such agreement, the Executive Committee), charged with carrying out the winding up of the Company.

Majority Vote means approval by greater than fifty percent (50%) of the votes cast by the voting Representatives on the Executive Committee, subject to the provisions of Section 8.2 and 8.6 hereof.

Market Value means, with respect to a Company Interest of a Member: (i) the Company's value as an on-going enterprise multiplied by (ii) the percentage of the respective Member's Company Interest as of the date of such Disposition or any other applicable date indicated by this Company Agreement.


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Member means any Current Member or any Additional Member.

"Net Taxable Income" and "Net Tax Losses" mean the Company's taxable income or loss determined in accordance with Code Section 703(a) for each of its Fiscal Years (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l) will be included in taxable income or loss) with the following adjustments: (i) such Net Taxable Income and Net Tax Losses will be computed as if items of tax-exempt income and nondeductible, non-capital expenditures (under Code Section 705(a)(l)(B) and 705(a)(2)(B)) were included in the computation of taxable income or loss; (ii) that any items specially allocated pursuant to Article 6 hereof shall not be taken into account in computing Net Taxable Income or Net Tax Losses; (iii) if any Member contributes property to the Company with an initial book value to the Company different from its adjusted basis for federal income tax purposes to the Company, or if Company property is revalued in accordance with Treasury Regulations Section 1.704-1 (b)(2)(iv)(f) or as otherwise required by the Regulations, Net Taxable Income and Net Tax Losses will be computed as if the initial adjusted basis for federal income tax purposes to the Company of such contributed or revalued property equaled its initial book value to the Company as of the date of contribution or revaluation; and (iv) credits or debits to Capital Accounts due to a revaluation of Company assets in accordance with Treasury Regulations Section 1 .704-l(b)(2)(iv)(f), or due to a distribution of non-cash assets as provided in Section 12.2 hereof, will be taken into account as gain or loss from the disposition of such assets for purposes of computing Net Taxable Income and Net Tax Losses.

NG means Nashville Gas Company, a division of PNG.

Officer shall have the meaning set forth in Section 8.9(a).

Operating Budget shall have the meaning set forth in Section 8.l (a)(7).

Operating Policy shall mean that policy attached hereto as Exhibit F and adopted hereby, as may be amended by the Members from time to time.

Person means an individual, trust, governmental authority, estate, or any incorporated or unincorporated company, corporation, limited liability company, partnership or other organization.

Piedmont means Piedmont Energy Company, a North Carolina corporation.


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PNG means Piedmont Natural Gas Company, Inc., a North Carolina corporation.

Principal Office shall have the meaning set forth in Section 2.7.

Proceeding means any administrative or judicial adversary proceeding or hearing, civil, criminal or investigative, the result of which may be that a court, arbitrator, mediator or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding.

Property means any property, real or personal, tangible or intangible, including cash and any legal or equitable interest in such property.

Regulations means, except where the context indicates otherwise, the permanent and temporary regulations of the United States Department of the Treasury under the Code, including any amendments thereto.

Representative or Executive Committee Representative shall have the meaning set forth in Section 8.2(a).

Retail Territory shall mean the states of Georgia, North Carolina, South Carolina, and Tennessee or such other area designated by the Executive Committee.

Selling Member shall have the meaning set forth in Section 12.4.

Services Agreement shall mean that certain agreement between the Company and AGL Services Company, or its successors and assigns, dated the date hereof, a form of which is attached hereto as Exhibit A.

Target Customer means retail residential, commercial and industrial customers of natural gas in the Retail Territory.

Taxable Year shall mean the Fiscal Year unless changed by the Executive
Committee.

Tax Matters Member shall have the meaning Set forth in Section 11.3

Unanimous Vote means the approval by one hundred percent (100%) of the votes cast by the voting Representatives on the Executive Committee.


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Withdrawing Member has the meaning set forth in Section 12.6.


                                   ARTICLE II
                                    Formation

         2.1 Organization. The Current Members agree to jointly operate, a Delaware limited liability company pursuant to the provisions of the Act. The Current Members intend that the Company not be deemed a partnership (including a limited partnership) or joint venture, and that no Member be deemed a partner or joint venturer of any other Member, for any purpose other than federal and state tax purposes, and this Company Agreement may not be construed to suggest otherwise.

         2.2 Termination of Prior Agreements. The Current Members agree that this Company Agreement hereby terminates, supercedes and restates the prior Limited Liability Company Agreement of the Company, dated July 1, 1998 as may have been amended; the Company's Operating Policy, dated July 14, 1998, as may have been amended and the Interim Exceptions to Delegation of Authority Levels related thereto.

         2.3 Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree to the terms and conditions of this Company Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members that this Company Agreement, as it may be amended from time to time in accordance with its terms, except to the extent a provision of this Company Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, shall govern with respect to the subject matter hereof, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Company Agreement is prohibited or ineffective under the Act, this Company Agreement shall be considered amended to the smallest degree possible in order to make this Company Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Company Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

         2.4 Name. The name of the Company is "SouthStar Energy Services LLC".

         2.5 Effective Date. This Company Agreement shall be deemed effective as of January 1, 2004.

         2.6 Term. The Company commenced its existence upon the filing of its Certificate of Formation and shall continue in existence until it is dissolved and terminated by the affirmative action of the Members.

         2.7 Registered Agent, Registered Office and Principal Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Executive Committee may designate in the manner provided by Law. The registered agent of the


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Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons as the Executive Committee may designate in the manner provided by Law. The principal office (the "Principal Office") of the Company in the United States shall be at such place as the Executive Committee may designate, which need not be in the State of Delaware, and the Company shall maintain records there or such other place as the Executive Committee shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Executive Committee may designate.

         2.8 Governmental Applications. The Members agree to cooperate and exercise due diligence in securing any necessary regulatory approvals and such other matters as may be necessary or appropriate for purposes of effectuating the business of the Company. Notwithstanding the foregoing, in the event any Member is a regulated entity, as defined below, or has an Affiliate that is a regulated entity, nothing in this Section 2.8 shall be construed to obligate that Member to seek, or join in, any regulatory approval if that Member reasonably concludes that such action may have a material adverse impact on that Member or any Affiliate, or to accept any issued approval if such issued approval contains conditions not requested by such Member and reasonably unacceptable to such Member. For purposes of this Section 2.8 a regulated entity is one whose ongoing business is subject to review, approval or oversight by a federal or state regulatory body or agency.


                                   ARTICLE III
                               Nature of Business

         The Company is empowered to (a) engage in the purchase, transportation and sale of natural gas on a non-regulated basis for Target Customers of such products located in the Retail Territory; (b) provide risk management instruments, associated with the products and services set forth in subpart (a) of this Article 3 to Target Customers located in the Retail Territory in accordance with the Operating Policy and this Company Agreement; (c) provide non-regulated products and services related to the efficient use of natural gas to Target Customers located in the Retail Territory; (d) engage in all other activities permitted by law if approved by the Executive Committee; and (e) engage in any and all activities incidental to the foregoing, including the sale of the Company's under-utilized gas transportation and gas storage assets (and commodities attendant to such assets) pursuant to the risk management guidelines of the Operating Policy, regardless of whether the sale or use of such assets is to the Target Customers or within the Retail Territory; provided however, that the Company must have initially acquired such assets for service to the Target Customers in the Retail Territory. The Company is empowered to take any and all action necessary, appropriate, or convenient for the accomplishment of its purposes, and for the benefit of the Company and its Property, including, but not limited to:

         (a) Entering into and performing contracts of any kind;


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         (b) Acquiring, selling, conveying, pledging, constructing, operating, maintaining, owning, transferring, renting, or leasing any Property;

         (c) Applying for and obtaining governmental authorizations and approvals; and

         (d) Bringing and defending actions at law or equity.


                                   ARTICLE IV
                         Accounting, Records and Reports

         4.1 Records to be Maintained. The Company shall maintain the following accurate and complete records at the Principal Office or at such other locations as may be provided by the Members:

         (a) a current list of the full name and last known business address of each Member;

         (b) a copy of the Certificate of Formation and all amendments thereto;

         (c) copies of each of the Company's Federal, state and local tax returns and reports, as filed, for the last seven taxable periods;

         (d) copies of this Company Agreement, including all amendments thereto;

         (e) Company audited financial statements for the last seven Fiscal
         Years;

         (f) books and records of the Company; and

         (g) minutes of the Executive Committee.

         4.2 Accounting. Books and records of the Company shall be maintained on an accrual accounting basis, and the Company's net profit or net loss shall be determined on the basis of the Fiscal Year and in accordance with generally accepted accounting principles consistently applied.

         4.3 Financial Reports. The Executive Committee shall cause the following financial statements to be prepared, in each case in accordance with generally accepted accounting principles consistently applied on a consolidated and consolidating (i.e., by line of business) basis, and shall cause to be delivered to each Person who was a Member during the applicable period described below:

         (a) a balance sheet and statement of income, statement of cash flow and Member's capital account as of the end of or for, as the case may be, each month, each within thirty (30) days after the end of each month;

         (b) (i) a balance sheet as of the end of each fiscal quarter of the Company and as of the fiscal quarter of each Member; (ii) an income statement for such quarters and year-to-date; (iii) a statement of each Member's Capital Account as of the end of such quarters; and (iv) a statement of cash flows for such quarter and year-to-date (including sufficient information to permit the Members to calculate their tax accruals), each within thirty (30) days after the end of such quarters (or more frequently if agreed by the Executive Committee);


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         (c) (i) a balance sheet as of the end of each Fiscal Year of the
         Company and as of the end of the fiscal year of each Member; (ii) an income statement for such fiscal years; (iii) a statement of each Members Capital Account as of the end of such fiscal years; (iv) such federal, state and local income tax returns and such other accounting tax information and schedules as shall be necessary for the preparation by each Member of its income tax return for such fiscal years; and (v) a statement of cash flows for such fiscal years, each within ninety
         (90) days after the end of such fiscal years; and

         (d) audited annual financial statements prepared by a national CPA firm selected by the Executive Committee within ten (10) days after such statements are furnished to the Company but in no event later than sixty (60) days after the end of each Fiscal Year of the Company and each fiscal year of each Member.

         4.4 Fiscal Year. The fiscal year of the Company shall end on December 31 unless otherwise required by the Code.

         4.5 Accounts. The Company shall maintain a record of each Member's Capital Account in accordance with Section 9.4

         4.6 Access to Records and Audit Reports. Each Member or its authorized representative shall have unrestricted, but reasonable, access at the Company's principal place of business and other appropriate locations, during ordinary business hours, to all properties, books, records, personnel, vendor agreements, accounts and information regarding the Company for such review and audit as the examining Member deems appropriate in its sole discretion reasonably exercised. A Member's review and audit rights shall extend to goods and services furnished by a Member or its Affiliate to the Company and such furnishing Member shall exercise best efforts to provide materials reasonably required by the examining Member in order to perform its review and audit. All reviews and audits by a Member pursuant to this Section 4.6 shall be at the expense of the Member conducting such review or audit.

         4.7 Other Notices. The Company shall notify each Member in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Company with respect thereto:

         (a) the occurrence of the default by the Company under any material note, indenture, loan agreement, mortgage, lease, deed or other material similar agreement to which the Company is a party or by which it is bound;

         (b) the institution of any litigation, arbitration proceeding or governmental proceeding affecting the Company, whether or not considered to be covered by insurance, if the damages being sought in such litigation exceed $100,000 or, if not specified in such litigation, could reasonably be expected to exceed $100,000;

         (c) the entry of any judgment or decree against the Company, if the amount of such judgment exceeds $100,000; and

         (d) the occurrence of a material adverse change in the business, operations, assets, condition (financial or otherwise) or prospects of the Company resulting in a liability or loss to the Company in excess of $100,000.


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                                    ARTICLE V
                    Representations and Warranties of Members

         Each Member hereby represents and warrants to the Company and each other Member that:

         (a) if such Member is an organization, that it is duly organized, validly existing, and in good standing under the law of its state of incorporation or organization and that it has full organizational power to execute and agree to this Company Agreement and to perform its obligations under this Company Agreement;

         (b) except as provided in Section 12.3 such Member is acquiring its Company Interest for such Members own account as an investment and without an intent to distribute the interest;

         (c) such Member acknowledges that such Company Interests have not been registered under the Securities Act of 1933 or any state securities laws and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements;

         (d) such Member, by itself or together with its advisors, is experienced in making investments comparable to its investment in the Company and is capable of judging for itself the risks inherent in such investment;

         (e) such Member has the financial capacity to hold its investment in the Company for an indefinite period of time and to meet its obligations to make Capital Contributions under this Company Agreement, and acknowledges that the disposition of such investment is restricted both pursuant to federal and state securities laws and pursuant to the terms of this Company Agreement;

         (f) such Member acknowledges that it has received access to all information that it deems necessary in order to make its decision to invest in the Company;

         (g) this Company Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable in accordance with its terms;

         (h) neither the execution and delivery of this Company Agreement nor the consummation of the transactions contemplated hereby nor compliance by it with any provisions hereof (1) conflicts with, or results in a breach or contravention of, or in a default or the creation of any lien under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which it is a party or by which it or its properties are bound, or (2) violates any law, order, writ, injunction or decree applicable to it or any of its properties;

         (i) no consent, approval or other action by any court, governmental authority or third party is required in connection with its execution, delivery and performance of this Company Agreement;

         (j) the name and address of each such Member is as reflected on Exhibit C attached hereto;


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         (k) as to Piedmont, there are no lawsuits or contested administrative proceedings against Piedmont that would have a material adverse affect on Piedmont's ability to perform its obligations as a member under this Company Agreement;

         (l) as to GNGC there are no lawsuits or contested administrative proceedings against GNGC that would have a material adverse affect on GNGC's ability to perform its obligations as a member under this Company Agreement.


                                   ARTICLE VI
                          Rights and Duties of Members

         6.1 Member Requirements. A Member must remain a Member during the term of the Company and may dispose of all or any portion of its Company Interest only in strict accordance with the terms and conditions of this Company Agreement (including, without limitation, Article XII). Any attempted Disposition of all or any portion of its Company Interest, other than in strict accordance with this Company Agreement, shall be, and is hereby declared, null and void ab initio. The Members agree that breach of the provisions of this
Section 6.1 may cause irreparable injury to the Company for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions and (ii) the uniqueness of the Company business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Section 6.1 may be enforced by specific performance.

         6.2 [Intentionally Left Blank]

         6.3 [Intentionally Left Blank]

         6.4 Unauthorized Expenses or Contracts. A Member may not, without the prior approval of the Executive Committee, cause the Company to enter into or make any contract, security agreement, financing statement, note or similar instrument, mortgage or guaranty, incur any obligation, or expend any money, except and unless an expenditure is required by the terms of a contract or instrument theretofore duly entered into by the Company and authorized in accordance with this Company Agreement. Should a Member breach this Section 6.4, such Member will indemnify, defend and hold the other Members harmless from all liabilities, costs, and damages resulting from such breach.

         6.5 Authority of Members to Bind the Company. The Members hereby agree that no individual Member or Members can bind the Company unless such Member or Members are acting with the express written authority of the Executive Committee.

         6.6 Limitation of Liability of Members. Except as provided for in
Section 6.4 no Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of court, except as may be otherwise expressly agreed to in writing by such Member directly to the applicable third Person.

         6.7 Contracts to Limit Members' Liabilities. Unless approved by the Executive Committee, no contract, lease, sublease, note, deed or other agreement or

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instrument shall be executed and delivered by or on behalf of the Company if there is contained therein any provision whatsoever that states or suggests that the claims of any party thereto and other beneficiaries thereunder are not limited solely to the assets of the Company, and any contract, lease, sublease, note, deed or other agreement or instrument containing any such provision shall be null and void and shall not constitute a valid obligation of the Company.

         6.8 Liability of Members for Certain Acts or Omissions. Any act or omission by a Member when acting as an authorized representative of the Company and within the scope of such authorization, the effect of which may cause or result in loss or damage to the Company, shall not subject the Member to any liability to the Company or any other Member so long as such act or omission was not done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence. Nothing in this Section 6.8 shall limit the liability of a Member for any loss or damages to the Company resulting from (a) the failure of such Member to perform any obligation of such Member under this Company Agreement or (b) any act or omission to act of the Member under any contractual arrangement with the Company, which limitations will be governed pursuant to the terms of any such contractual arrangement.

         6.9 Indemnification.

         (a) The Company to the fullest extent permitted by the Act shall defend, indemnify and hold harmless any Member, Executive Committee Representative (or alternate), or Company officer, employee or agent, who was or is a party to, or is threatened to be made a party to, or is involved in, any threatened, pending or completed Proceeding, by a third party (including any action by or in the right of the Company) by reason of any acts, omissions or alleged acts or omissions by such Member, Executive Committee Representative (or alternate), or Company officer, employee or agent undertaken on behalf of the Company and with the authorization of the Company, against and from losses, damages, claims and expenses for which such Member, Executive Committee Representative (or alternate), or Company officer, employee or agent has not otherwise been reimbursed (including (i) reasonable attorneys fees, judgments, and fines in all cases and (ii) amounts paid in settlement if agreed to by the Executive Committee) actually and reasonably incurred in connection with such Proceeding, so long as such act or omission was not done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence or, with respect to any criminal Proceeding, such Person had no reasonable cause to believe his conduct was unlawful.

         (b) Subject to limitations and conditions as provided in this Article VI, each Person who was or is a party to, or is threatened to be made a party to, or is involved in, any threatened, pending or completed Proceeding by reason of the fact that such Person is or was serving at the request of the Company as a member, officer, employee, or agent of another foreign or domestic limited liability company, corporation. partnership, joint venture, sole proprietorship, or other enterprise, shall be defended, indemnified and held harmless by the Company to the fullest extent permitted by the Act, against and from losses, damages, claims and expenses for which such Person has not otherwise been reimbursed (including (i) reasonable attorneys' fees, judgments, and fines in all cases and (ii) amounts paid in settlement if agreed to by the Executive Committee) actually and reasonably incurred in connection with such Proceeding, so long as the acts or omissions or alleged acts or omissions forming the basis for such Proceeding were not done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence or, with respect to any criminal Proceeding, such Person had no reasonable cause to believe his conduct was unlawful.

         (c) Indemnification under this Article VI shall continue as to a Person who has ceased to serve in the capacity that initially entitled such Person to indemnity under this Company Agreement. The rights granted pursuant to this Article VI shall be deemed contract rights, and no amendment, modification or repeal of this Article VI shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VI could involve indemnification for negligence but cannot involve indemnification for any act or omission done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence or, with respect to any criminal Proceeding, if such Person had reasonable cause to believe his conduct was unlawful.

         (d) The right to indemnification conferred in this Article VI shall not be exclusive of any other right which a Member or other Person indemnified pursuant to this Section 6.9 may have or hereafter acquire under any law, any provision of the Certification of Formation, this Company Agreement, any agreement, any vote of Members or otherwise.

         6.10 Credit Support. Subject to the execution and effectiveness of the Indemnification Agreement among the Members, dated and executed the date hereof and in the form attached hereto as Exhibit G, GNGC, acting alone or through its Affiliates, agrees to exercise commercially reasonable efforts to provide credit support on acceptable terms, and in an amount not to exceed a ceiling established by the Executive Committee, to the extent required to support the Company's commercial operations. Such credit support shall be in a form and in amounts acceptable to the Executive Committee and to the GNGC Affiliate providing the credit support, and may include, without limitation, comfort letters, a guaranty of the Company's performance or a letter of credit. In the event the Company must post a letter of credit as a result in a reduction of the credit rating of AGLR the Company shall pay one hundred percent (100%) of the cost of obtaining the letter of credit.

         6.11 Insurance. To the extent not inconsistent with the Act and other laws and public policies of the State of Delaware, the Company will purchase and maintain its own policies of insurance of such types and in such amounts and containing such terms and conditions as is customary for a company that is similarly situated to the Company; provided, however, that unless the Executive Committee determines otherwise, the Company shall not be required to obtain any insurance for the benefit of any Member or any Representative acting in their capacity as a Member or Representative.

         6.12 Services Obligation. Each of the Members agrees to provide the services of certain personnel to the Company in the manner established by the Executive Committee and as further set forth in the Operating Policy or the Services Agreement.


                                   ARTICLE VII
                      Competition and Conflicts of Interest

         7.1 Company Opportunity and Non-Competition.

                  (a) The assets of the Company shall at all times be dedicated exclusively to the benefit of the Company. Subject to the foregoing and except as otherwise set forth herein, any Member or Affiliate of any Member may participate in other business activities, whether or not any such activities are competitive with the business of the Company. No Officer, Executive Committee Representative or employee of the Company, so long as such individuals remain in such capacity, shall participate in business in competition with the business of the Company unless such activity is undertaken exclusively as Officer, employee or agent of a Member or Affiliate of a Member. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if either the transaction is arms-length and fair to the Company or the disinterested Members (knowing the material facts of the transaction and the Member's interest) or their Representatives on the Executive Committee specifically authorize, approve, or ratify the transaction.

                  (b) Notwithstanding the foregoing and except as provided in paragraph (d) of this Section, in the absence of the approval of the Executive Committee, no Member or Affiliate (resulting from a "Change in Control" or otherwise) of any Member shall (i) engage in the purchase, transportation and sale of natural gas on a non-regulated basis for Target Customers of such products located in the Retail Territory; provided, however, that with respect to this Section 7.1(b), "Target Customers" shall not include (a) those customers listed on Schedule A hereto, as amended from time to time by agreement of the Members or (b) those industrial customers of either Member with whom such Member has a national account relationship that originated outside of the Retail Territory, but which customer might have ancillary business within the Retail Territory (a "Non-Competing Customer"), which customers the Current Members have agreed (or may agree after the date hereof) shall be excepted from the provisions; or (ii) sell or otherwise permit any non-Affiliate to use any trade name, trademark or service mark licensed to the Company by such Member in connection with a non-Affiliate's purchase, transportation and sale of natural gas in the Retail Territory. Nor shall anything in this Section restrict, or be construed to apply to, (i) sales, services (including the transportation of Gas) or the sale of products of the type provided at the time of execution of this Company Agreement, or mandated directly or indirectly by a regulatory body, including, but not limited to, the imputation of revenues, expenses or rate base, the effect of which is to create a penalty, economic or otherwise, for the failure to provide such sales, services or products, by PNG and NG in their respective certificated service territories, or AGL and Chattanooga Gas Company in their respective certificated service territories.

                  (c) Further, the Members acknowledge and agree that each Members' assets, businesses, interests in joint ventures, partnerships and other entities existing as of the date hereof ("Grandfathered Assets"), and the ownership and operation of such Grandfathered Assets, shall not, subject to the terms of this Section 7.1(c) be deemed in violation of the provisions of Section 7.1(b). The Members further acknowledge and agree that the provisions of Section 7.1(b) are not intended to prohibit the good-faith business activities of a Member after the date hereof that involve assets and interests similar in nature to the Grandfathered Assets, so long as such activities are not engaged in for the purpose of, and/or such activities do not have the principal effect of, circumventing the provisions of Section 7.1(b). In this regard, the Members hereby affirm and agree that notwithstanding the language set forth in this paragraph, each of the Members is committed to conducting its business in compliance with the provisions of Section 7.1(b), is committed to the success of the Company with respect to Target Customers in the Retail Territory, and will otherwise avail itself of the language set forth in this paragraph in good faith consistent with such acknowledgments and affirmations.

                  (d) No Member or Affiliate shall acquire, directly or indirectly, a Person, which Person's primary business is the purchase, transportation and sale of natural gas on a non-regulated basis for Target Customers located in the Retail Territory. In the event a Member or Affiliate acquires, directly or indirectly, a Person, which has as an on-going ancillary business that is engaged in the purchase, transportation and sale of natural gas on a non-regulated basis for Target Customers located in the Retail Territory with the exception of any business such Person may have with any Non-Competing Customer (an "Acquisition") whether through the ownership of assets, a division, a subsidiary, or otherwise (such assets being referred to herein as the "Competing Assets"), the acquiring Member or Affiliate shall either:

                  (1) consummate the sale of such Competing Assets to a third party or affirmatively discontinue such ancillary business within 180 days of the date of such Acquisition; or

                  (2) contribute such Competing Assets to the Company, thereby increasing the amount of such Member's Capital Account at the then current fair market value of the Competing Assets as proposed in good faith by the contributing Member. The contributing Member shall provide the non-contributing Members notice (an "Assessment Notice") of its intent to make such contribution, which notice shall contain (i) information and details relating to the Competing Assets; (ii) the contributing Member's determination of the fair market value for the assets; and (iii) the basis for such determination.

         The non-contributing Member may elect to (i) make a capital contribution (a "Matching Contribution") to the Company, which contribution shall be equal to the amount necessary to maintain such Member's Company Interest in the same proportion to the contributing Member's Company Interest prior to taking into account the effect of either contribution or (ii) not make any capital contribution in which case such Member's Company Interest and Allocable share shall be diluted in proportion to the contributing Member's adjusted Membership Interest and Allocable Share . The non-contributing Member shall give the contributing Member notice of its intent to make a Matching Contribution and the amount of such Matching Contribution within thirty
         (30) days of its receipt of the Assessment Notice. The consummation of such a Matching Contribution shall be conditioned upon the contribution of the Competing Assets to the Company.

         Each Member's Company Interest and Allocable Share shall be adjusted to reflect the proportionate change to their Capital Accounts as such change bears to concurrent change in the other Members' Capital Accounts (if any) after taking into effect the contribution(s) contemplated hereby. In the event any non-contributing Member disagrees on the appropriate fair market value for the Competing Assets, the non-contributing Member shall give notice of such disagreement within thirty (30) days of such Member's receipt of the Assessment Notice (or concurrent with such non-contributing Member's notice regarding its Matching Contribution), at which point, either Member shall submit the issue to the Dispute Resolution Procedures as provided in Article 16 hereof.

         The exercise of either Member's right to contribute Competing Assets or a Matching Contribution in accordance with this Section shall be irrevocable.

         7.2 Survival of Non-Competition Provisions. The provisions of Section
7.1 shall remain in effect, with respect to each Member and its Affiliates or former Member and its Affiliates of the Company until the first anniversary of the date upon which any such Member becomes a Withdrawing Member pursuant to a sale of 100% of its Company Interest pursuant to this Agreement; provided however, that from and after the date that is six months following such date a Member becomes a withdrawing Member, the provisions of Section 7.1 shall have no effect with respect to Affiliates of the Withdrawing Member to the extent such Affiliates result from a Change in Control transaction of such Withdrawing Member announced and consummated subsequent to the date such Member sold 100% of its Company Interest.

         7.3 Competition between Members. Except as specifically provided in this Article VII, nothing shall limit or restrict the ability of Members or their Affiliates to compete with each other.


                                  ARTICLE VIII
                                   Management

         8.1 Management by Members and the Executive Committee.

         (a) Except as described below in this Article VIII, the management of the Company is fully vested in the Members, acting exclusively in their membership capacities or otherwise through the Executive Committee as established hereby. To facilitate the orderly and efficient management of the Company, the Members shall act (a) collectively as a "committee of the whole" (named the Executive Committee), (b) through the delegation of responsibility and authority to the Officers pursuant to Section 8.9 and (c) through the delegation from time to time of certain responsibility and authority to particular Members pursuant to Section 8.11. No Member has the right, power or authority to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except in accordance with the immediately preceding sentence or as otherwise specifically provided herein. Decisions or actions taken in accordance with the provisions of this Company Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Representative, Officer and employee of the Company. Except as otherwise provided in this Company Agreement, the property, business and affairs of the Company shall be under the direction of the Executive Committee and the Officers acting pursuant to Section 8.9. Except for matters requiring the action of the Members under the terms of this Company Agreement, the Executive Committee shall have the power to take any action that the Members may take under law, subject to any restrictions set forth in this Company Agreement.

The approval by a Unanimous Vote of the Executive Committee shall be required before any of the following acts involving the Company may be taken:

                  1. approving and adopting or amending any written policy between the Members and the Company contemplated in this Company Agreement, including the Operating Policy;

                  2. approving and adopting the Company's written Business Plan, and amending or modifying any provision of the Business Plan;

                  3. entering into, amending, modifying, or terminating a material agreement with a term in excess of the term set forth in the Operating Policy or involving aggregate consideration (including assumed actual and contingent liabilities) or receipts, or delivery or receipt of goods or services having a value, in excess of the amount set forth in the Operating Policy, over the term of the agreement;

                  4. entering into, amending, modifying, or terminating any contract or commitment to acquire or transfer any asset, the fair market value or aggregate consideration (including assumed actual and contingent liabilities) of which exceeds the amount set forth in the Operating Policy;

                  5. filing any claim or lawsuit against any Person where the amount claimed is in excess of the amount set forth in Operating Policy, or settling any claim or lawsuit where the fair market value of the settlement amount is in excess of such amount;

                  6. borrowing any principal amount in excess of the amount set forth in the Operating Policy, incurring any future borrowing liability whatsoever in excess of such amount, lending or guaranteeing any material amount of third party indebtedness (including, without limitation, under any contract or arrangement referred to in this Section 8.1) it being understood that such limitation shall not be a limitation on the amount or type of trade payables that may be incurred in the ordinary course of business consistent in all respects with past practices by the Company;

                  7. approving or modifying any fiscal year capital budget or operating budget (the "Operating Budget") and contributions to the Operating Fund for each Fiscal Year, which shall not be exceeded without the express consent of a Unanimous Vote of the Executive Committee;

                  8. the indemnification of any Officer, employee, agent or any other Person except as specifically provided herein;

                  9. executing or otherwise entering into, or amending, modifying, or terminating, any employment agreement with the President or a Vice President or similarly compensated person, the election or removal of the President or any Vice President or the hiring or firing of other similarly compensated person with or without cause;

                  10. setting or amending the compensation level of the President or any Vice President or other similarly compensated person;

                  11. revaluing any property or asset outside of the normal course of business;

                  12. taking any action in the Company's capacity as a shareholder, partner or member of any Person to the extent such action would require a Unanimous Vote if taken under this Company Agreement;

                  13. taking action that will result in any material Company Property being burdened by a material lien or other encumbrance it being understood that such limitation shall not be a limitation on the Company's ability to incur trade payables in the ordinary course of business consistent in all respects with past practices by the Company;

                  14. except as otherwise required by Section 10.1 hereof approving the distribution of Company Property to Members;

                  15. except as contemplated in the Operating Policy, executing or otherwise entering into, or amending, modifying, or terminating (other than in accordance with, or pursuant to, the terms of such agreement), any agreement with a Member, an Officer or employee of the Company, an Affiliate of a Member, or a person related by blood or marriage to an Officer or employee of the Company, involving aggregate consideration (including assumed actual and contingent liabilities) or fair market value or actual or contingent liability in excess of $10,000;

                  16. the admission of an Additional Member;

                  17. transferring all or substantially all of the assets of the Company;

                  18. dissolving the Company to the extent that Section 12.4 and
                  Article XIII of this Company Agreement requires Unanimous Consent to dissolve the Company;

                  19. the filing of a petition as debtor in a United States Bankruptcy Court or taking any material affirmative act that would result in the Company's Bankruptcy;

                  20. merging or consolidating the Company with or into any other Person;

                  21. a change in the name of the Company;

                  22. entering into any modification or amendment of this Company Agreement;

                  23. approving and adopting the written Company compensation plan for the Company's Officers;

                  24. extension of the term of the Company;

                  25. hiring of outside attorneys (except in instances where (i) the President of the Company concludes that the delay associated with Executive Committee approval of the hiring of outside legal counsel could have an adverse impact on the Company, or (ii) the President of the Company believes that the total legal fees associated with the matter requiring outside legal counsel will not exceed $15,000, in which cases the President shall be authorized to hire outside counsel), auditors and financial consultants; and

                  26. approving significant Company regulatory filings and material public announcements (which shall in no event include advertising undertaken in the ordinary course and consistent with the Operating Policy) or to the extent such filings or announcements may relate principally to such Member or its Affiliates or business.

         (b) Any other action required or permitted to be taken by the act of the Executive Committee under this Company Agreement and not specifically identified as a Unanimous Consent matter may be taken by a Majority Vote of the Executive Committee.

         (c) If the matter being voted on does not receive the requisite vote, the matter shall be deemed to be denied; furthermore, unless otherwise provided herein, if the matter being voted on provides for more than two alternatives and no alternative receives the requisite vote no alternative shall be selected.

         (d) Prior to the admission of a new Member, the Executive Committee shall review and revise this Agreement (including but not limited to this Section 8.1 and make such changes in the approval procedure as the Executive Committee agrees are required to govern the operation of the Company after the admission of the new Member; and, further, the provisions of Article XII hereof which make reference to "per-capita" shall all automatically be deemed to references to `pro-rata" (unless the Current Members shall otherwise agree).

         (e) The Executive Committee may create subcommittees and delegate to such subcommittees the authority and responsibility to act on behalf of the Executive Committee, including the consent to, and action upon, those items listed under Section 8.1 above as requiring the Unanimous Consent of the Executive Committee, and may rescind any such delegations, as it may deem appropriate.

         8.2 Composition, Term and Duties.

         (a) The Executive Committee shall be comprised of three representatives for each Member (such Member's "Representative(s)"). All Representatives shall be entitled to receive notices and agendas of upcoming Executive Committee meetings, attend all Executive Committee meetings and participate in all discussions, and receive minutes from previous Executive Committee meetings. With the approval of the other Members, a Member may bring support staff to Executive Committee meetings. Such staff shall be subject to confidentiality requirements deemed appropriate by the Executive Committee. The Representatives selected by each Member shall cast their votes as a single voting block. Each voting block shall be entitled to cast the following number of votes on matters requiring the approval of the Executive Committee: each voting block shall have one vote, or fractional part thereof, for each percentage point, or fractional part thereof, of Company Interest credited to the Member.

         (b) Each Representative shall be entitled to hold office until death, resignation or removal. A Member may replace the Representative appointed by such Member in the event of a vacancy. Any Representative may be removed at any time, with or without cause, by the Member entitled to appoint such Representative, but not otherwise. Any Representative on the Executive Committee may appoint a proxy (including another Representative, the Chairman, or the Secretary of such meeting) to attend meetings and vote (including, without limitation, voting on any matter before the Executive Committee). Without limiting the generality of the foregoing, in determining if a quorum is present, all Representatives in attendance by means of a proxy shall be included in the count of a quorum.

         8.3 Annual and Regular Meetings. The Executive Committee shall hold an annual meeting, and may hold regular meetings, at such time and place as the Executive Committee determines by resolution but in any event the Executive Committee shall, unless the Executive Committee otherwise agrees, hold regular meetings at sites selected by the Executive Committee during the months of February, May, August and November of each year.

         8.4 Special Meetings. Special meetings of the Executive Committee may be called by the Chairman, the Executive Committee or any Member, upon no less than ten (10) days prior written notice to all Representatives on the Executive Committee.

         8.5 Notice of Meetings. Notice of special, annual and regular meetings must be given in writing to each Representative on the Executive Committee at least ten days in advance of such meeting and shall state the purpose of the meeting. Notice of such meeting may be waived by the Executive Committee.

         8.6 Quorum and Manner of Acting. The presence of at least one Representative of each Member shall constitute a quorum. No action may be taken at a meeting of the Executive Committee in the absence of a quorum. In the event all Representatives of a Member receive notice of an annual, regular or special meeting in accordance with this Agreement and do not participate in such meeting either in person or by proxy, such Representatives shall be deemed to have attended such meeting and voted as a block not to take action submitted to the Executive Committee for approval at such meeting. In the event a Member or all Representatives of a Member abstain from voting (without granting a proxy with respect to such vote) on a matter presented to the Executive Committee for approval, such abstention shall be noted in the Company's records and the votes of such Member or Representative shall be disregarded for purposes of determining whether or not the matter before the Executive Committee receives unanimous or majority approval. Restated, with respect to any unanimous consent matter, if one Member abstains from casting its votes, that abstention shall be noted and, notwithstanding such abstention, the affirmative vote of each of the other Members for the matter in question shall constitute unanimous approval for purposes hereof. As further example, and with respect to a majority approval matter, if one Member abstains from casting its votes, that abstention shall be noted and, notwithstanding such abstention, the affirmative vote of a Member or Members holding a majority of the votes, determined without regard to the votes held by the abstaining Member, shall constitute majority approval for purposes hereof. Any action the Executive Committee may take may be taken without a meeting by unanimous written consent of the Representatives. For purposes of the immediately preceding sentence, the signature of only one Member's Representative shall be deemed to constitute written consent of all of that Member's Representatives. Meetings of the Executive Committee may take place by telephone or any means where any persons attending can hear and speak to each other.

         8.7 No Compensation. No Representative on the Executive Committee shall be entitled to compensation for his/her services, or any reimbursement of expenses incurred, as a Representative on the Executive Committee.

         8.8 Disclaimer of Duties; Indemnification. EXCEPT AS OTHERWISE PROVIDED
SECTION 7.1 AND SUCH DUTIES TO THE COMPANY AS ARE IMPOSED BY APPLICABLE LAW, EACH REPRESENTATIVE SHALL REPRESENT, AND OWE DUTIES TO, ONLY THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE (THE NATURE AND EXTENT OF SUCH DUTIES BEING AN INTERNAL CORPORATE AFFAIR OF SUCH MEMBER), AND NOT TO THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY.

         8.9 Officers

         (a) Generally. The Company shall have agents, referred to as "Officers" of the Company. An Officer shall not be entitled to serve as a Representative and vice versa. These agents (whose authority is limited pursuant to the following sentence) shall be appointed in the manner specified below and shall have the titles and authority specified in this Section 8.9. Each Officer shall have only the authority specified below, and shall, subject to the general control of the

         Executive Committee, be responsible for the day-to-day operations and direction of the affairs and business of the Company.

         (b) Officers. The elected Officers shall be the President and as appointed from time to time, in accordance with subsection (c) below, Vice Presidents as the Executive Committee may approve.

         (c) Election and Term of Office. The President and Vice President(s), if any shall be elected annually upon the Unanimous Vote of the Executive Committee at the annual meeting If a new President or Vice President is not elected at an annual meeting of the Executive Committee, the incumbent Officer shall continue to serve until such Officer is removed, and a replacement elected, all upon the unanimous vote of each of the Members at the following annual meeting of the Executive Committee. Notwithstanding the foregoing, any Officer may be removed by the Executive Committee with or without cause upon the unanimous vote of each the Members. Vacancies in any office shall be filled by the Executive Committee.

         (d) Chairman of the Executive Committee. A Chairman shall preside at meetings of the Executive Committee, and shall exercise such powers and perform such duties as may be assigned to him/her by this Company Agreement or the Executive Committee. The Chairman shall serve for a term of one year and the office of Chairman shall rotate annually among the Charter Members.

         (e) President. The President, subject to the general control of the Executive Committee, shall be responsible for the day-to-day operation and direction of the affairs of the Company, employees and agents, shall supervise generally the affairs of the Company, and, subject to the limitations imposed by this Company Agreement, any employment agreement, any employee plan, or any resolution of the Executive Committee, shall have full authority to execute all documents and to take all actions that the Company may legally take. Except for such meetings or portions thereof during which the Executive Committee shall declare itself to be in "executive session," the President shall attend all meetings of the Executive Committee (but as President shall not be entitled to vote on matters before the Executive Committee) and exercise such other powers and perform such other duties as may be assigned to him/her by this Company Agreement or the Executive Committee, including such duties and powers stated in any employment agreement.

         (f) Vice Presidents. In the absence of the President, the Vice Presidents designated by the Executive Committee shall, except as hereinafter provided, have all of the powers and duties conferred upon the President. Each of the Vice Presidents shall, subject to the limitations imposed by this Company Agreement, any employment agreement, any employee plan, or any resolution of the Executive Committee, have the same power as the President to sign certificates, contrasts and other instruments of the Company. Any Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by this Company Agreement, the Executive Committee, the Chairman, or the President.

         (g) Secretary and Assistant Secretaries. The Secretary shall attend and record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Members and the meetings or actions of the Executive Committee or any subcommittees thereof, shall see that all notices are duly given in accordance with the provisions of this Company Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary.

         (h) Powers of Attorney. The Executive Committee may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers.

         (i) Borrowed Employees. Subject to approval by the Company's President, the Company may borrow a Member's employees on a full or part time basis, or a Member's Affiliate's employees, with that Member or Affiliate's consent, from time to time on a temporary basis for purposes associated with the Company's business. Out-of-pocket expenses and reasonable salaries and benefits associated with such borrowed employees shall be addressed in the Operation Policy. The Members acknowledge and agree that part-time borrowed employees may continue to perform services for the lending Member or its Affiliates.

         (j) Leased Employees. The Company may lease a Member's employees on a full or part time basis, or a Member's Affiliate's employees, with that Member or Affiliate's consent, from time to time on a temporary basis for purposes associated with the Company's business. Out-of-pocket expenses and reasonable salaries and benefits associated with such leased employees shall be addressed in an agreement between the loaning Member or Affiliate and the Company. The Members acknowledge and agree that part-time leased employees may continue to perform services for the lending Member or its Affiliates.

         (k) Employee Transfers. With the prior approval of the affected Member, the Company, with Executive Committee approval if required by Section 8.1(a)(15) or if not, approval by the Company's President, shall be entitled to hire employees of any Member (including its Affiliates) to fill vacancies within the Company. With the prior approval of the Executive Committee, a Member (including its Affiliates) shall be entitled to hire employees of the Company to fill vacancies with such Member; provided however, that no such approval shall be necessary to allow GNGC or an Affiliate thereof to hire any personnel acting as a Service Personnel under the terms of the Services Agreement. The granting of credit for past service with the prior employer for purposes of the hired employee's compensation and benefit plans shall be at the discretion of the new employer.

         8.10 Expenses. The Company shall pay only those expenses incurred by the Officers and employees that are directly attributable to the Company's business.

         8.11 Delegation to Particular Member. The Executive Committee may delegate to one or more Members, in writing, such authority and duties as the Executive Committee may deem advisable, including its authority under Section
8.1 hereof.

Decisions or actions taken by any such Member in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Representative, Officer and employee of the Company. Any delegation pursuant to this Section 8.11 may be revoked at any time by the Executive Committee. With respect to duties discharged hereunder by a Member (a) such Member may discharge such duties through the personnel of an Affiliate of such Member, and (b) unless the Members otherwise agree, the Company shall compensate such Member (or its Affiliate, as applicable) for the performance of such duties as set forth in the Operating Policy.


                                   ARTICLE IX
                       Contributions and Capital Accounts

         9.1 Capital Contributions.

         (a) As of the Effective Date, the Current Members agree hereby that each and the other has made capital contributions to the Company in consideration for such Member's Company Interest and the Company Interest of each Current Member in proportion with the other and the balance of each Member's Capital Account is reflected on Exhibit D hereto, as may be amended from time to time.

         (b) Any Additional Member shall make the Capital Contribution described in such Additional Member's Admission Agreement ("Admission Agreement"). The amount of the Additional Member's initial Capital Contributions, the time for making such contributions, and any changes in the other Members' Capital Accounts, Allocable Shares and Company Interests that result, shall be set forth in such Additional Member's Admission Agreement.

         9.2 Additional Capital Contributions. As and when the Executive Committee determines that the Company needs cash from time to time, each Member agrees that it shall make Capital Contributions to the Company in an amount in accordance with its respective Company Interest for the purposes determined by the Unanimous Vote of the Executive Committee authorizing such Capital Contributions in accordance with Section 8.1. The Capital Accounts of the contributing Members shall be adjusted pro rata to reflect the amount of such contribution in proportion with the other Members.

         9.3 Failure to Contribute. If a Member (a "Delinquent Member") does not contribute, within 3 days of the date required, all or any portion of a Capital Contribution that Member is required to make as provided in this Company Agreement the remaining Members in proportion to their Allocable Shares or in such other percentages as they may agree may make the Capital Contribution that the Delinquent Member failed to make and the Allocable Shares of the Members, including the Delinquent Member, shall be adjusted to reflect the Delinquent Member's failure to make the Capital Contribution and the resulting increase in the Capital Accounts of the remaining Members and appropriate adjustments in the Members' Company Interests.,

         9.4 Capital Accounts, Allocations, and Distributions Attributable to Transferred Interest. A Capital Account is and shall be maintained for each Member. Each Member's Capital Account shall be increased by (a) the amount of money contributed by that Member to the Company, (b) the fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (c) allocations to that Member of Company Net Taxable Income and Net Tax Losses (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation Section l.704-l(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation Section 1.704-1(b)(4)(i), and shall be decreased by (d) the amount of money distributed to that Member by the Company, (e) the fair market value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (f) allocations to that Member of expenditures of the Company described (or treated as described) in Section 705(a)(2)(B) of the Code, and (g) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation
Section 1.704-1 (b)(2)(iv)(g), but excluding items described in (f) above and loss or deduction described in Treasury Regulation Section 1.704-1 (b)(4)(i) or 1.704-I (b)(4)(iii). The Members' Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation Section 1.704- I
(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Sections 1.704- 1(b)(2)(iv) and I .704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g). Thus, the Members' Capital Accounts shall be increased or decreased to reflect a revaluation of the Company's property on its books based on the fair market value of the Company's property on the date of adjustment immediately prior to (A) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest, (B) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest, or (C) the liquidation of the Company. A Member that has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1 (b)(2)(iv)(l).

         9.5 Withdrawal of Capital. Except as otherwise provided herein, no Member shall be entitled to withdraw all or any portion of its Capital Contribution or receive interest on its contributed capital or Capital Account.


                                    ARTICLE X
                          Allocations and Distributions

         10.1 Allocations of Company Income. As of the end of each Fiscal Year (or any other, shorter period selected by the Executive Committee), the Company Income shall be determined in accordance with generally accepted accounting principles, as provided in Section 4.2. No later than 90 days after the end of the Fiscal Year, the

Company shall make an annual distribution to its Members equal to no less than 75% of its Company Income for that immediately preceding Fiscal Year, unless otherwise determined by a Unanimous Vote of the Members. The distribution shall be allocated among the Members in accordance with their Allocable Share as of the end of the Fiscal Year for which the Company Income has been calculated; provided however, that the allocation of any cash distribution between the Current Members shall be adjusted as necessary to maintain the Current Members' Company Interest as reflected in the Capital Accounts of each Member in proportion with the other as of the end of the prior Fiscal Year, which adjustment may include a distribution of cash to maintain such proportions in the event of the Company's loss of earnings for any Fiscal Year.

         10.2 General Tax Allocations. As of the end of each Fiscal Year, Net Taxable Income and Net Taxable Losses shall be allocated among the Members according to their respective Allocable Share.

         10.3 Special Allocations. At the end of each Fiscal Year and notwithstanding any provision of Section 10.2, the following special allocations shall be made for both Capital Account and for federal income tax purposes unless otherwise provided:

         (a) In accordance with the ordering rules of Treasury Regulation
         Section 1.704-2(j), items of gross income and realized gain first shall be allocated in an amount and in a manner that complies with the "chargeback" requirement of Treasury Regulation Section 1.704-2(i)(4), the `qualified income offset" requirement of Treasury Regulation
         Section 1.704-1 (b)(2)(ii)(d), and the "minimum gain chargeback" requirement of Treasury Regulation Section 1.704-2(f). Further, any "partner non-recourse deductions" within the meaning of Treasury Regulation Section 1 .704-2(i)(2) attributable to "partner non-recourse debt" shall be allocated to the Member who bears the "economic risk of loss" for such debt in accordance with Treasury Regulation Section 1.704-2(i). Any losses in excess of the losses allowable to the Members pursuant to the Treasury Regulations promulgated under Code Section 704(b) shall first be allocated to the extent allowable hereunder to Members who are not precluded from receiving such allocations by the preceding provisions of this subparagraph (a), if any, and shall thereafter be allocated as provided in Section 10.2.

         (b) If a taxing authority ignores the characterization of any amounts paid to a Member (or an Affiliate thereof) as salaries, management fees, commissions, interest or other compensation for services ("Compensation"), and refuses to treat such payments as either guaranteed payments within the meaning of Code Section 707(c) or payments made to such Member other than in such Member's capacity as a "partner" within the meaning of Code Section 707(a), and such taxing authority ultimately treats such amounts paid to a Member (or an affiliate thereto) as a distribution to such Member for federal income tax purposes which reduces such Member's Capital Account, then the Compensation shall be treated as an allocation of an item of income or gain of the Company to the recipient Member so that, consistent with the intent of the Members, the Compensation shall not be treated as a distribution which reduces the recipient Member's Capital Account. Accordingly, such Member shall be allocated the first available items of Company income and gain (including in a succeeding year) in an amount equal to the Compensation.

         (c) If the Company owns (x) any property contributed by a Member that had a fair market value different from its adjusted basis for federal income tax purposes on the date of the contribution, or (y) any property that has been revalued pursuant to Treasury Regulation Section 1.704-I (b)(2)(iv)(f), then for federal income tax purposes only and not for Capital Account purposes, any income, gain, loss or deduction with respect to such property shall be allocated among the Members in accordance with Code Section 704(c) and the Treasury Regulations thereunder. Pursuant to the "traditional method" of making Code Section 704(c) allocations described in Treasury Regulation Section ss. 1.704-3(b).


                                   ARTICLE XI
                                      Taxes

         11.1 Tax Elections. Upon written request of a Member, the Company shall file an election under Section 754 of the Code and the treasury regulations thereunder to adjust the basis of the Company assets under Section 734(b) or 743(b) of the Code, and shall cause the Company to file a corresponding election under the applicable sections of state and local law.

         11.2 Tax Returns. The Executive Committee shall cause federal, state and local tax returns for the Company to be prepared and filed with the appropriate authorities in a timely manner. In compliance with applicable regulations, the Company shall cause to be delivered to each Person who was a Member at any time during such Fiscal Year all information concerning the Company necessary for the preparation of such Person's tax returns, including a statement showing such Person's share of taxable gain or taxable loss (or items thereof) for such year for federal, state and local tax purposes.

         11.3 Tax Matters Member.

         (a) GNGC, or an Affiliate of GNGC, is hereby appointed the "Tax Matters Partner" (herein sometimes referred to as the "Tax Matters Member") of the Company for all purposes pursuant to Sections 6221 and 6231 of the Code. The Tax Matters Member, or its designee, shall (i) furnish to each Member a copy of each notice or other communication received from the Internal Revenue Service or applicable state authority (except such notices or communications as are sent directly to each such Member),
         (ii) keep each Member informed of any administrative or judicial Proceeding, as required by Section 6223(g) of the Code, (iii) allow each Member an opportunity to participate in all administrative and judicial Proceedings involving the tax matters of the Company, and (iv) advise and consult with each Member as to proposed adjustments to the federal or state income tax returns of the Company. At least fifteen
         (15) days prior to the filing of the Company's U.S. Partnership Tax Return, a draft of such return shall be circulated to each other Member for its review. The Tax Matters Member shall circulate to each other Member a draft of any state income tax return promptly after it is available, and, in any event, at least fifteen (15) days prior to the filing of any such return. Prior to the filing of any other federal, state or local tax return, the Tax Matters Member shall cause a draft of such tax return to be circulated to each other Member for its review promptly after it is available. The Company shall not be obligated to pay any fees or other compensation to the Tax Matters Member in its capacity as such, provided that the Company shall reimburse the Tax Matters Member for any and all out-of-pocket costs and expenses (including reasonable attorneys' and other professional fees) incurred by it in its capacity as Tax Matters Member. The Company shall indemnify, defend and hold the Tax Matters Member harmless from and against any loss, liability, damage, cost or expense (including reasonable attorneys' fees) sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member's responsibility as Tax Matters Member, so long as such act or decision was not done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence or, with respect to any criminal Proceeding against the Tax Matters Member, such Member had no reasonable cause to believe its conduct was unlawful. The Tax Matters Member shall consult with each other Member concerning the cost of legal services. The Tax Matters Member may resign upon thirty (30) days written notice to the Company. Notwithstanding the foregoing, the Tax Matters Member is not authorized to take any action with regard to the foregoing matters which would be binding on either the Company or the Member without the approval of the Executive Committee.

         (b) If a Member objects to the tax treatment of an item on any income tax return, such Member shall promptly inform the Tax Matters Member of its objection and the grounds upon which the objection is based. If the Tax Matters Member, after due consideration of a Members objection, is of the view that the tax treatment of the item in question on the return as originally submitted is reasonable, then the Tax Matters Member shall cause the Company to file the return reporting the item in question in the manner originally submitted.

         11.4 Tax Controversies. The Members shall comply with the responsibilities outlined in this Section and in Sections 6222 through 6231 and 6050K of the Code (including any Treasury Regulations promulgated thereunder) and in doing so shall incur no liability to any other Member. The Tax Matters Member shall not agree to any extension of the statute of limitations for making assessments of tax on behalf of the other Members without first obtaining the written consent of the other Members. The Tax Matters Member shall not bind the other Member to a settlement agreement in respect of taxes without obtaining the written consent of the other Member. Any Member who enters into a settlement agreement with the Secretary of the Treasury with respect to any "partnership items", as defined in Section 6231 (a)(3) of the Code, shall notify the other Member of such settlement agreement and its terms within 90 days from the date of settlement. The Tax Matters Member shall not, in its capacity as Tax Matters Member, file a petition under Code Sections 6226, 6228 or any other Code Sections with respect to any Company item, or other tax matters involving the Company, without the consent of the other Members. The Company shall retain its records with respect to each fiscal year until the expiration of 90 days after the period within which additional federal or state income tax may be assessed for such year. The provisions of this Section will survive the termination of the Company and the transfer of either Member's Company Interest and will remain binding on the Members for a period of time necessary to resolve any and all matters regarding the federal and, if applicable, state income taxation of the Company.


                                   ARTICLE XII
                        Disposition of Company Interests

         12.1 Right of Disposition. Each Member agrees not to Dispose of its Company Interest, in whole or in part, or to withdraw from the Company, except as provided in this Article. In connection with any Disposition, each Member party to such Disposition (including any Additional Member admitted as a Member as a result of such Disposition) shall provide to the Company the information required to revise Exhibits B and C only as to such Members, and Exhibit D shall be so revised and distributed to Members. Nothing in this Article XII shall be construed to limit a Member's ability to transfer its entire Company Interest to an entity that is wholly owned, directly or indirectly, by such Member or is wholly-owned, directly or indirectly, by the entity that owns one hundred percent of such Member. Such a transfer to a wholly-owned Person will be recognized by the Company upon receipt of written notice from the transferor Member.

         12.2 Dispositions not in Compliance with this Article Void. Any attempted Disposition of a Company Interest, or any part thereof, not in compliance with this Article XII is null and void ab initio.

         12.3 Disposition Between Members.

         (a) Except as provided in this Section 12.3, unless the Executive Committee provides otherwise by Unanimous Vote, a Member shall not be permitted to Dispose of less than one hundred percent (100%) of its Company Interest. In the event a Member desires to Dispose of all of its Company Interest, it shall first offer such Company Interest to the remaining Member at Market Value. In the case of a Disposition of all of the Company Interest of a Member (whether occurring pursuant to this Section 12.3 or otherwise), the other Member may designate a third party or parties to purchase all or part of such Company Interest and continue the business of the Company without dissolution. Should the remaining Member elect not to purchase such Company Interest or to designate a third-party purchaser or the Members are unable to agree upon the terms upon which a sale shall take place, the Member desiring to sell its Company Interest shall be entitled to attempt to sell to a third party in accordance with Section 12.4.

         (b)

                  (1) GNGC is hereby granted three options to purchase Piedmont's Membership Interest ("Annual Purchased Interest"), which options shall vest on January 1st of each of the 2008, 2009 and 2010 Fiscal Years (respectively the "2008 Option, "2009 Option" and "2010 Option" or collectively referred to as the "Options"). The 2008 Option shah entitle GNGC to purchase 33.3% of Piedmont's then current Company Interest; the 2009 Option shall entitle GNGC to purchase 50% of Piedmont's

                  Company Interest; and the 2010 Option shall entitle GNGC to purchase 100% of Piedmont's Company Interest. Upon GNGC's exercise of either of the 2008 Option or the 2009 Option. Piedmont may cause GNGC to purchase 100% of its remaining Company Interest (the "Put Option"), which, when exercised, will be included in the Annual Purchase Interest. The purchase and corresponding increases and decreases in the Member's Company Interest whether by exercise of an Option or the Put Option shall be proportionately reflected in each Member's Capital Account and Allocable Share.

                  (2) The effective date of any purchase made pursuant to an Option or the Put Option shall be 12:01 AM, January 1st of the Fiscal Year in which the option is exercised (the "Option Effective Date"). The purchase price for the Annual Purchased Interest upon the exercise of any Option or Put Option shall be the Market Value of the Annual Purchased Interest as of the Option Effective Date. Piedmont and GNGC agree that any purchase made pursuant to this Section 12.3 shall be made pursuant to the Conveyance and Assignment Agreement and LLC Interest Power in the form attached hereto as Exhibit I and the purchase price for the Annual Purchased Interest shall be paid in cash simultaneously with the execution and delivery of such agreements.

                  (3) By November 1st in the year preceding the exercise of any Option, GNGC shall deliver a written signed notice (the "Initial Notice") to Piedmont specifying (A) whether GNGC intends to exercise its Option and (B) the anticipated Market Value of the Annual Purchased Interest subject to such Option. By or before the immediately following December 15th, Piedmont shall deliver a written signed notice (the "Response Notice") to GNGC indicating either: (A) it accepts and agrees to the Market Value proposed by the Initial Notice and consequently, whether it intends to exercise its Put Option at the proposed Market Value (aggregated for the entire Company Interest subject to such Put Option); or (B) it disagrees with the Market Value proposed in the Initial Notice and counter-proposes an alternative Market Value, which alternative Market Value must be provided therein. GNGC has 20 days from receipt of the Response Notice to respond by written notice to Piedmont regarding whether it accepts Piedmont's alternative Market Value. If GNGC does not accept Piedmont's alternative Market Value, either GNGC or Piedmont may invoke the Dispute Resolution Procedures of Article 16 hereof to determine the appropriate Market Value for the Annual Purchased Interest.

                  Upon the date of either (A) GNGC's notice of acceptance of Piedmont's alternative Market Value or (B) the determination of an appropriate Market Value pursuant to the Dispute Resolution Procedures, Piedmont shall have 10 days to provide written signed notice to GNGC stating that it intends to exercise its Put Option at the then-determined Market Value (aggregated for the entire Company Interest subject to such Put Option).

                  Failure to provide such notice shall constitute a waiver of the Put Option (as applicable for such Option). Notice of the exercise of the Options or the Put Option as expressed in signed writing by either Member is irrevocable.

                  (5) The consummation of any purchase pursuant to the exercise of any Option or Put Option granted by this Section may necessarily be conditioned on the consent of the Georgia Public Service Commission (GaPSC) or such other conditions of other governmental authorities having jurisdiction over the Company or either of the Members. Each Member hereby agrees to act in good faith and to use all commercially reasonable efforts to consummate the purchases contemplated hereby, including the execution of any Conveyance and Assignment Agreement, LLC Interest Power or similar documents and actions necessary and reasonable to obtain the consent of the GaPSC before the closing of any such purchase proposed hereby.

                  (6) Upon the consummation of the purchase of all of Piedmont's Membership Interest, Piedmont will withdraw from the Company and become a "Withdrawing Member" as defined under Section
                  12.6 hereof.

         12.4 Third Party Disposition Procedures. A Member (the "Selling Member") may sell all of its Company Interest to any bona fide third party purchaser permitted to be a member of a limited liability company under the Act, for cash or other consideration, provided that (i) such Member first complies in good faith with the provisions of Section 12.3(a) above (ii) the Selling Member allows the remaining Member to match the bona fide third party offer, and (iii) each Member approves the sale of such Company Interest to such third party purchaser and such third party becoming an Additional Member, which approval may be by such Member at its sole discretion reasonably exercised. No such third party purchaser may become an Additional Member without execution of an Admission Agreement. To satisfy clause (ii) above, the Selling Member shall present a written offer to the remaining Member, through the Executive Committee, stating the name of the proposed third party purchaser (the "Purchaser") and all the terms and conditions of the proposed offer, including sales price. The non-selling Member shall have the right for a period of sixty
(60) days from receipt of such written offer to elect to accept such written offer on the same terms and conditions applicable to such proposed purchaser In the event the remaining Member does not elect to purchase the Company Interest from the Selling Member, the remaining Member does not approve the sale of such Company Interest to the Original Purchaser, the Selling Member elects to continue its attempt to sell such Company Interest, and the date of such rejection or failure to approve a sale hereunder is after December 31, 2010 (otherwise the Selling Member shall have no right to sell its interest hereunder) the following procedure shall apply:

         (a) The Selling Member may present a bona fide written offer from a different third party purchaser (the "Purchaser") to the remaining Member in accordance with this Section 12.4 provided that the Replacement Purchaser offer must be presented to the remaining Members on or before 5:00 p.m. Central Time on the fifth business day following the Selling Member's receipt of notice that the sale of its Company Interest to the Original Purchaser was not approved. The remaining Member shall have the right for a period of sixty (60) days from receipt of such written offer to elect to accept such written offer on the same terms and conditions applicable to such Replacement Purchaser.

         (b) In the event the Selling Member does not present a written offer from a Replacement Purchaser, the remaining Member does not elect to purchase the Selling Member's Company Interest or a sale of the Selling Member's Company Interest to the Replacement Purchaser is not approved and the Selling Member elects to continue its attempt to sell its Company interest, the Selling Member and the remaining Member will engage a third party appraiser ("Appraiser") to determine the Market Value of the Selling Member's Company Interest. In the event the Members do not agree on the Market Value of the Selling Member's Company Interest, either Member may elect to resolve the dispute in accordance with Article 16 hereof.

         (c) The remaining Member shall have the option to either: (i) purchase the Selling Member's Company Interest for a purchase price equal to such remaining Member's per capita share of the lesser of (x) the fair Market Value determined by the Appraiser or (y) the lowest third party written offer previously presented to the remaining Member by the Selling Member; or (ii) dissolve the Company. Unless the remaining Member elects to purchase the Selling Member's Company Interest pursuant to Section 1 2.4(c)(i) hereof, or the Selling Member elects to discontinue the sale of its Company Interest pursuant to Section 12.4(d)below, the Members unanimously agree in advance to dissolve the Company pursuant to Section 12.4(c)(ii).

         (d) A Selling Member that (i) elects to sell its Company Interest pursuant to this Section 12.4 and presents a third party offer shall be entitled to discontinue its effort to sell its Company Interest at any time. However, in the event of discontinuance of its attempt to sell its Company Interest, such Member shall not be entitled to attempt to sell its Company Interest again pursuant to this Section 12.4 during a period beginning on the day it elects to discontinue its attempt to sell its Company Interest and ending on the 180th day following such election.

         12.5 Changes In Control.

         (a) In the event a Member experiences a Change in Control ("affected Member"), each of the other Members (each a "non-affected Member") shall have the following options:

                  (1) if the affected Member is GNGC, Piedmont shall have the option to (A) acknowledge the Change in Control and remain a Member or (B) cause GNGC to purchase its entire Company Interest, each in accordance with the procedure provided in this Section 12.5.

                  (2) if the affected Member is Piedmont, GNGC shall have the option to either: (A) acknowledge the Change in Control and remain a Member,(B) purchase Piedmont's entire Company Interest or (C) Piedmont shall have the right to cause GNGC to purchase its entire Company Interest, each in accordance with the procedure provided in this Section 12.5.

         (b) Each non-affected Member may exercise its options independently of the other non-affected Member, if any. The affected Member shall give signed written notice of the proposed Change of Control transaction to the non-affected Member(s) no later than contemporaneously with public announcement of the Change in Control, and in no event less than 30 days prior to consummation of such Change in Control. The non-affected Member(s) (or the affected Member in the event of Piedmont's option pursuant to paragraph 2(C) above) shall give the other Member (or the acquirer of the affected Member, as applicable) signed written notice (the "Option Notice") of the option it has chosen pursuant to Section 12.5(a) within 45 days of the date of notice of the Change of Control. If the non-affected Member(s) (or the affected Member in the event of Piedmont's option pursuant to paragraph 2(C) above) has chosen option (B) in paragraph (1) above, or options
         (B) or (C) in paragraph (2) above, each as applicable, the Option Notice must contain the sale/purchase price for the Member's entire Company Interest, which purchase price shall be equal to the Market Value of such Company Interest determined as of the date of the announcement of any such Change in Control. If there is a disagreement regarding the Market Value proposed as the purchase/sale price for the respective Company Interest, either Member, within twenty (20) days from its receipt of the Option Notice, may initiate the Dispute Resolution Procedures provided in Article 16 hereof to determine the appropriate Market Value for the respective Company Interest. Any sale of the Member's Company Interest shall be made pursuant to a Conveyance and Assignment Agreement substantially in the form of Exhibit I hereto.

         Any election by a non-affected Member made pursuant to this Section
         12.5 (signed and written as specified above) is irrevocable.

         (c) The consummation of any agreement or exercise of right to sell or purchase a Member's Company Interest shall be subject to the consummation of the Change in Control. In the event that a disposition pursuant to this Section is terminated because the Change in Control was not consummated, the affected Member shall bear (and refund and reimburse the Company and the other Members as appropriate) one hundred percent (100%) of all third party costs incurred by Company and the Members in connection with the terminated disposition.

         (d) In the event the non-affected Member elects to consent to the Change in Control, the affected Member, or any successor Person created as a result of the Change in Control, shall retain its Company Interest.

         12.6 Withdrawal from Company. Upon a transfer of a Member's entire Company Interest in accordance with this Article XII, such Member (the "Withdrawing Member") shall be deemed to have withdrawn as a Member and shall have no further rights or obligations as a Member under this Company Agreement, except those obligations set forth under Section 7.2, Section 15.9 and Section
12.7. Nothing in this Section 12.6 shall alter a Member's obligations set forth in Section 6.1 Other than as set forth herein; no Member shall be entitled to withdraw from the Company.


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

         12.7 Transition Costs. In the event of a transfer of a Member's entire Company Interest in accordance with this Article XII, and the Company's use of service marks and trade names licensed by the Withdrawing Member or an Affiliate to the Company ceases upon the Member's withdrawal from the Company, the Withdrawing Member shall reimburse the Company for all direct costs reasonably incurred by the Company in connection with its discontinuance of use of the service marks and trade names, including, for example, costs incurred in connection with the changing of signs and Company stationary and revising existing advertisements.


                                  ARTICLE XIII
                           Dissolution and Winding Up

         13.1 Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following events ("Dissolution Event")

         (a) the unanimous written consent of all of the Members;

         (b) an event which makes it unlawful for the Company business to be continued;

         (c) the sale or disposition of all or substantially all of the Company's assets and properties; and

         (d) the entry of a decree of judicial dissolution under ss.18-802 of the Act.

         13.2 Effect of Dissolution.

         (a) Upon dissolution, the Company shall cease carrying on as distinguished from winding up the Company business; however, the Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the certificate of cancellation has been issued by the Secretary of the State of Delaware. The Liquidating Trustee shall in an orderly manner wind up the affairs of the Company and make an accounting of the Capital Account of each Member and of the Company assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.

                  (b) In the event of dissolution, the Members shall in good faith, and for a period of no less than 30 days, attempt to negotiate and agree upon a method of dissolution of the Company in an effort to minimize the losses or other adverse effects normally attendant to such an event (the "Negotiated Dissolution"). In such efforts, and without limiting all other appropriate considerations, the Members acknowledge and agree that they shall consider the costs and benefits (tax-related and otherwise) of no fewer than the following two alternatives:

                  (1) selling the Company (or its assets) in whole, thereby converting the Company (or its assets) to cash for the purposes of winding-up the Company and distributing the remaining cash to the Members (a "Company Sale");

                  (2) distributing the Company's assets to the Members in such a manner as the Members may agree, and in so doing, cause such distributions to be tax-free, or tax favorable, under 1R
                  Section 731, and other applicable law

                  (a "Tax Advantaged Distribution"). In connection with a Tax Advantaged Distribution, the Members shall consider distributing the Company's assets to the Members on such basis as is appropriate, including on a state-by-state basis, relative to the principal service territory of the Members' Affiliates (e.g. North Carolina with respect to Piedmont and Georgia with respect to GNGC).

         (c) If the Members are unable to agree upon an Negotiated Dissolution, the Members shall engage an Investment Bank agreeable to each Member (or, in the absence of such agreement, each Member shall select an Investment Bank and the Banks so selected shall agree upon a third party Bank) to serve as Liquidating Trustee hereunder (such Investment Bank being referred required to herein as the "Auctioneer"). The Auctioneer shall be obligated to auction the Company, in an "open" auction (the "Auction") in compliance with the principles and mechanism/procedure set forth below (the "Auction Procedures"). Consistent with the Auction Procedures the Auctioneer shall be instructed to maximize the value of the distributions that ultimately will be made to the Members upon completion of the dissolution (the "Value Maximization Principle"). In attempting to achieve the Value Maximization Principle, the Auctioneer may, in its professional judgment, auction the Company in its totality or, alternatively, auction the Company's constituent components on a state-by-state (or territory-by-territory) basis.

         (d) To the extent a Member or any Affiliate of a Member desires to participate, directly or indirectly, as a bidder in the Auction, notice of such intent shall be given to each Member as well as to each participant in the Auction. Proper notice of such participation shall be a condition to a Member's (or Affiliate's) participation in the Auction. The Auctioneer shall be charged with taking such steps as it deems appropriate to ensure that all bidders are bona fide bidders with the financial resources (or financing) available to consummate the acquisition. Except as provided in Section 13.2(f), the consideration offered in all bids considered by the Auctioneer shall be cash or cash equivalents payable in immediately available funds, and such bids shall offer a firm purchase price which is not contingent on "earn-out" or related concepts.

         (e) The Auction shall be structured as a "sequential" auction with each bidder given an opportunity, and a finite period of time (e.g., 6 hours) to exceed the then current highest bid. When any participant makes a bid in the auction, the amount and identity of such bidder shall be made known by the Auctioneer to each other participant. Once a bid is made, it shall be irrevocable unless and until a higher bidder is thereafter made. All participants will always be given the opportunity to make a higher bid and notice that (with respect to each bid that may be accepted by the Auctioneer), unless a higher bid is tendered within a finite period of time, the Company will be sold at the then current highest bid.

         (f) If a Member is a successful bidder, it may, at its option, either
         (i) elect to pay the purchase price amount offered in the successful bid to the Company in cash or cash equivalents, or (ii) elect to receive the assets for which it has successfully bid as an in-kind distribution from the Company pursuant to Section 13.3 hereof.


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

         13.3 Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company Property shall be distributed:

         (a) to creditors, including Members who are creditors (other than by reason of the operation and effect of ss.18-60 1 or ss.18-604 of the
         Act) to the extent otherwise permitted by law, in satisfaction of the Company's liabilities; and then

         (b) to the establishment of any reserves which the Liquidating Trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. Such reserves may be paid over by the Liquidating Trustee to an agent, as escrowed, to be held by him for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and, at the expiration of such period as the Liquidating Trustee shall deem advisable, for distributing the balance thereafter remaining in the manner hereinafter provided; and then

         (c) to Members in satisfaction of liabilities for distributions; and then

         (d) to Members to the extent of and in proportion with their respective positive Capital Account; and then

         (e) the remainder, if any, to the Members in proportion to their respective Company Interest as in effect at the moment of the event giving rise to such dissolution.

Distributions under this Section 13.3 shall be in cash or in-kind as determined by the provisions set forth in Article XIII hereof. All of the Members shall endeavor to facilitate Tax Advantaged Distributions to each of the other Members.

         13.4 Winding Up and Cert of Cancellation. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefore has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, a certificate of cancellation shall be delivered to the Secretary of the State of Delaware for filing. The certificate of cancellation shall set forth the information required by the Act.

         13.5 Termination. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Executive Committee (or other Person winding up the Company's affairs) to minimize the normal losses attendant upon a liquidation. Each of the Members shall be furnished, by the Executive Committee, with a statement setting forth the assets and liabilities of the Company as of the date of complete liquidation. Upon compliance with the distribution plan set forth in Section 13.3 (including payment over to the agent-escrowee if there are sufficient funds therefore), the Company terminates.

         13.6 Use of Company Identity.

         (a) In the event of the dissolution of the Company, any Member shall be entitled to purchase from the Company the exclusive rights to all Company-owned trade names, trademarks or service marks, as well as all related logos, addresses, telephone numbers and similar forms of identification (such items referred to


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

         collectively as the "Trade Name") in accordance with the following procedure. In the event only one Member desires to purchase the Trade Name, the Members shall attempt to negotiate acceptable terms and conditions. If the Members are unable to reach agreement, the Members shall initiate the Dispute Resolution Process detailed in Article 16. The proceeds of the purchase of the Trade Name shall be distributed in accordance with Section 13.3 of this Company Agreement.

         (b) In all other cases relating to dissolution, unless the Members agree otherwise in a signed written agreement approved by the Executive Committee, no Member or Affiliate shall use the Company owned trademarks, trade names, service marks (or any deceptively similar trademarks, trade names or service marks), telephone number or address, for twenty-four (24) months after the dissolution of the Company.


                                   ARTICLE XIV

         14.1 Amendment. This Company Agreement may be amended or modified from tune to time only by a written instrument (including, without limitation, any Admission Agreement) adopted by the Members. No Member shall have any vested rights in this Company Agreement which may not be modified through an amendment to this Company Agreement.


                                   ARTICLE XV
                            Miscellaneous Provisions

         15.1 Entire Agreement. This Company Agreement along with the exhibits attached hereto as may be amended from time to time, represents the entire agreement with respect to the subject matter hereof among all the Members and between the Members and the Company.

         15.2 Successors and Assigns. Subject to the provisions on Disposition set forth herein, this Company Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         15.3 Governing Law. THIS COMPANY AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. WITH RESPECT TO ANY PROCEEDING RELATING TO THIS COMPANY AGREEMENT, EACH MEMBER IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT LOCATED IN THE STATE OF DELAWARE, AND WAIVES ANY OBJECTION WHICH IT MAY HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT AND WAIVES ANY CLAIM THAT SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         15.4 Notices. All notices required or permitted to be given or made under this Company Agreement shall be given or made in writing. Such notices shall be delivered by hand delivery, by facsimile or similar electronic means, by nationally recognized overnight courier, or by certified or registered mail, return receipt requested, addressed as


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

set forth in Exhibit B or any amendment thereto. Any party may change its address for the purpose of this Section 15.4 by notice to the other(s) given in the manner set forth above.

         15.5 Right of Creditors and Third Parties under Company Agreement. This Company Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and permitted assignees. This Company Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person (other than any Person with a right to indemnification under Section 6.9) Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Company Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

         15.6 No Action for Partition. No Member shall have any right to maintain any action for partition with respect to the property of the Company.

         15.7 Title to Company Property. Title to Company Property shall be held in the name of the Company or its nominee.

         15.8 Company Funds. Company funds shall be deposited in one or more accounts with a bank or banks located within the United States and approved by the Executive Committee. Pending use in the business of the Company or distribution to the Members, the funds of the Company may, in the discretion of the Executive Committee, be deposited in a bank account or accounts, or invested in such interest-bearing taxable or nontaxable investments, including without limitation, checking and savings accounts, certificates of deposit and time or demand deposits in commercial banks, U.S. government securities, securities guaranteed by U.S. Government agencies, bankers' acceptances, Eurodollar deposits and notes, both fixed rate and floating securities issued by money market mutual funds, savings and loan association deposits, deposits in members of the Federal Home Loan Bank System, or commercial paper, rated A-i or better by Standard & Poor's Corporation or Prime-i or better by Moody's Commercial Paper Division of Moody's Investor Services, Inc., or the successor to either of them, provided that the Executive Committee shall not cause the Company to make any such deposits or Investments that have a remaining maturity of more than one year or that would require registration of the Company under the Investment Company Act of 1940. Such funds shall not be commingled with funds of any other Person.

         15.9 Confidentiality. Except as hereinafter provided, the Company and each Member (a) shall treat as confidential and not disclose to any unauthorized third party (including a Member's employees or Affiliates who have no need to know) any confidential information obtained either directly or indirectly from any other Member pursuant to this Company Agreement, or confidential information developed or acquired on behalf of the Company by the Executive Committee or the Company's Officers or employees (collectively "Confidential Information"), and
(b) shall not use any such Confidential Information for any purpose other than in connection with the activities of the Company pursuant to this Company Agreement. The limitations in this Section 15.9 shall not apply to the extent Confidential Information: (i) was already in the possession of the receiving Member, or its Affiliate, at the time it obtained such Confidential


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

Information; (ii) was or is published or otherwise is or becomes generally available to the public through no fault of such receiving Member, or its Affiliate, (iii) was or is lawfully made available to such Member or its Affiliate without restriction by any Person which is not bound by an obligation of confidentiality or use with respect to the information; (iv) was or is independently developed by such Member or its Affiliate; or (v) is required to be disclosed by operation of law or regulation, required in any Proceeding, requested by a regulatory body and the disclosing Member deems it advisable, in its discretion, to comply with the request, or is deemed advisable to be disclosed in the good faith judgment of the disclosing Member in any Proceeding. In the event disclosure is required or requested the disclosing Member shall exercise all reasonable efforts to disclose such Confidential Information pursuant to a confidentiality agreement or protective order. The Members and the Executive Committee shall establish and enforce reasonable procedures for the protection of Confidential Information and shall restrict disclosure of such Confidential Information to those of the Company's employees, Officers, agents, and Affiliates of each Member and the Company who need to know such Confidential Information in connection with their functions and the purposes of the Company as set forth herein. Each Member and the Executive Committee shall take such reasonable and prudent steps and precautionary measures as may be required to ensure compliance with this Section 15.9 by such of their or the Company's employees, Officers, agents, Affiliates and other Persons as shall be given access to such Confidential Information and shall be responsible for compliance by its employees, officers, agents and Affiliates. Nothing in this Section 15.9 shall be construed to prohibit a Member's disclosure to its attorneys, auditors, or other consultants, provided such attorneys, auditors or other consultants are advised of this Section 15.9 and agree to be bound thereby.

         15.10 Transaction Costs. Each Member shall bear and pay its own transaction costs relating to the negotiation and execution of this Company Agreement.

         15.11 Severability. If any provision of this Company Agreement is determined to be invalid, illegal or otherwise unenforceable for any reason by a court of competent jurisdiction, the remaining terms and conditions of this Company Agreement shall remain in full force and effect to the fullest extent permitted by law. In such an event, the Members agree to make a good faith effort to renegotiate the affected provisions.


                                   SECTION 16
                          DISPUTE RESOLUTION PROCEDURES

         16.1 Process

         (a) In the event of any dispute or controversy arising under the Company Agreement ("Dispute") as to the "fair market value" of any property or asset or the Market Value of the Company Interest of any Member or the Company (the "Disputed Asset") or other value, such Dispute shall be resolved pursuant to the terms hereof (the "Dispute Resolution Procedures"). Such process shall be initiated by written notice from one Member involved in the Dispute to the other Members.

         (b) Within ten (10) business days of notice of initiation of the Dispute Resolution Process, each disputing Member shall simultaneously disclose to the other in writing the amount in dollars representing the amount it believes is the appropriate value of the Disputed Asset (the "Fair Market Amount") as established by the terms hereof or any other agreement between the parties, if any. Each Member shall determine its Fair Market Amount on the assumption that it would be paid or pay the other Member, the Company or any third party, as applicable, in cash on the first day of the first calendar month which is at least ten days after the date that such Fair Market Amounts are simultaneously exchanged (such assumed date of payment being hereinafter called the "Assumed Payment Date"). During the fifteen-day period following the exchange of Fair Market Amounts as aforesaid, the Members shall attempt to resolve the difference between their respective Fair Market Amounts so as to avoid the delay and expense of the arbitration procedure hereinafter set forth.

         16.2 If the Members are unable to agree to a settlement within the aforesaid fifteen-day period, then copies of both Fair Market Amounts, exactly as originally exchanged by the parties, with no improvement, adjustment or amendment whatsoever, shall be placed in one sealed envelope to be held by an appointed party for ultimate submission to an unaffiliated accounting firm, investment banking firm or other valuation expert (the "Appraiser") selected in accordance with the procedure set forth in Paragraph 3 below.

         16.3 At the option of any Member involved in the Dispute, the Dispute may be submitted to resolution to an Appraiser. The Members shall have 10 days upon the exercise of this option to mutually agree on the identity of the Appraiser for the Dispute. If the Appraiser initially selected declines to accept such engagement, the Members shall agree on another third party as the Appraiser. If the Members are unable to agree upon an Appraiser to so act within 10 Business Days, either Member may elect that the CPR Institute for Dispute Resolution make such a selection.

         16.4 The Appraiser shall be instructed to independently determine the proper amount, (the "Proper Amount") for the appropriate value of the Disputed Asset on the assumption that such Proper Amount was paid or contributed in cash on the Assumed Payment Date. The Proper Amount shall be determined by the Appraiser based on his or her findings of facts and conclusions of law applicable to the Dispute without any knowledge of the Fair Market Amounts, which amounts each Member agrees to keep confidential. Neither Member shall, prior to the Appraiser's determination of the Proper Amount, directly or indirectly disclose to the Appraiser, in its submissions to the Appraiser or otherwise, its or the other Member's Fair Market Amount (although each Member may submit to the Appraiser evidence and other support for the amount which such Member claims to be the Proper Amount so long as it does not disclose to the Appraiser the extent to which such claimed Proper Amount differs from its or the other Member's Fair Market Amount). Each Member agrees that it shall, and shall cause the Company to, make available to the Appraiser all relevant books and records relating to the Disputed Asset and all other information requested by the Appraiser.

         16.5 The Appraiser shall notify the parties in writing of his or her determination of the Proper Amount within thirty days or such later practicable date of the receipt of the Dispute. Promptly thereafter the Members shall deliver to the Appraiser the Fair Market Amounts held by them and authorize the Appraiser to review the Fair Market Amount of each Member. The Appraiser will promptly thereafter deliver to each Member his or her written report (the Appraiser's Report) containing (a) the Appraiser's determination of which of the two Fair Market Amounts is closer to the Proper Amount, which closer Fair Market Amount is the awarded amount, and (b) a certification that the Appraiser did not, before determining the Proper Amount, (i) obtain from either Member, directly or indirectly, knowledge of either Member's Fair Market Amount or (ii) obtain from any other source knowledge of either Member's Fair Market Amount. The Members hereby agree that the Appraiser's conclusion shall be conclusive and binding on the Members. Any purchase, sale, contribution or other action related to or conditioned upon the resolution of the Dispute shall be consummated within 5 Business Days or the Appraiser's decision or such later date as the Members may mutually agree and shall be based upon the awarded amount selected by the Appraiser.

         16.6 The fees of the Appraiser and the other costs and expenses, including attorneys' and other similar expenses, of the arbitration proceeding shall be borne by the Member which submitted the Fair Market Amount which differs the most from the Proper Amount determined by the Appraiser.

IN WITNESS WHEREOF, the Current Members have caused their authorized officers to sign this Company Agreement as of the date first written above.





PIEDMONT ENERGY COMPANY

                                              By: /s/  Kevin M. O'Hara
                                                  ------------------------------
                                              Title: Vice President







GEORGIA NATURAL GAS COMPANY

                                              By: /s/  Richard T. O'Brien
                                                  ------------------------------
                                              Title: Executive Vice President
                                                     and Chief Financial Officer















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